Exhibit 99.2

Pogo Producing Company

Supplemental  Information (Unaudited) (1)

	Quarter Ended
Financial Data	March 31
(Data in $ thousands, except per share amounts)	2007	2006
Revenues:
Oil and gas	$321,210	$354,467
Gain (loss) on property sales	2,311	(23)
Other	27,885	19,094
Total	351,406	373,538

Operating Expenses:
Lease operating	67,495	57,147
General and administrative	34,711	28,650
Exploration	9,578	2,686
Dry hole and impairment	71,749	25,634
Depreciation, depletion and amortization	133,877	110,136
Production and other taxes	20,041	13,507
Natural gas purchases	24,834	17,860
Other	7,535	7,621
Total	369,820	263,241

Operating Income (Loss)	(18,414)	110,297

Interest:
Charges	(42,973)	(28,324)
Income	456	474
Capitalized	19,405	16,178
Total Interest Expense	(23,112)	(11,672)

Loss on Debt Extinguishment	-	-

Commodity Derivative Income (Expense)	(3,106)	3,313

Foreign Currency Transaction Gain (Loss)	861	(204)

Income (Loss) From Operations Before Income Taxes	(43,771)	101,734

Income Tax Expense (Benefit)	(22,576)	34,263

Net income	$(21,195)	$67,471

Basic earnings (loss) per share	$(0.37)	$1.18

Diluted earnings (loss) per share	$(0.37)	$1.16

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	57,701	57,334
Diluted shares	57,701	57,953

Discretionary Cash Flow:
Net Income (loss)	$(21,195)	$67,471
Depreciation, depletion and amortization	133,877	110,136
Deferred taxes	(26,049)	1,042
Dry hole and impairment	71,749	25,634
Exploration	9,578	2,686
(Gain) loss on property sales	(2,311)	23
Other noncash	(2,075)	(14,731)
Discretionary cash flow from operations before changes in assets and liabilities	163,574	192,261

Total	$163,574	$192,261

(1)             Supplemental Information should be read in conjunction with Pogo's Quarterly Earnings Release